Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests and the change in the calculation of earnings per share discussed in Note 2, as to which the date is July 13, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Bemis Company, Inc.’s Current Report on Form 8-K dated July 20, 2009. We also consent to the incorporation by reference of our report dated February 27, 2009 relating to the financial statement schedule, which appears in Bemis Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopersLLP

Minneapolis, Minnesota

July 20, 2009